Exhibit 99.1

FOR IMMEDIATE RELEASE

CHAMPION Communication Services, Inc. - Announces Third Quarter Results

The Woodlands, Texas, November 15, 2006 - CHAMPION Communication Services, Inc. (the “Company”) (TSX Venture Exchange Symbol: CHP and U.S. Over the Counter Bulletin Board Symbol: CCMS.OB) announced today unaudited financial results for the third quarter ended September 30, 2006. All amounts are in U.S. dollars.

The Company reported revenues of $263,000 for the third quarter ended September 30, 2006 compared to $337,000 for the quarter ended September 30, 2005. This decrease of $74,000 in revenues is $64,000 in dispatch revenues, primarily due to strong competition and other factors and no spectrum revenues in the third quarter 2006 compared with $10,000 in the third quarter 2005.

Costs and expenses for the third quarter 2006 remained equal to the third quarter 2005.

Depreciation and amortization expense continues to decrease as equipment and the cost of licenses become fully depreciated and amortized. The expense for the quarter ended September 30, 2006 was $39,000, compared to $54,000 for the same quarter 2005.

General and administrative expenses decreased $116,000 for the three months ended September 30, 2006 as compared with the three months ended September 30, 2005. The decrease reflects reductions in expenses for employee benefits, outside director expenses and international expenses.

The Company disposed of obsolete equipment resulting in a net loss on disposal of equipment of $5,000 for the third quarter 2006 as compared with a gain of $1,000 for the third quarter 2005.

The net loss for the quarter ended September 30, 2006 was $193,000, or $(0.04) per share (based on 4,524,197 shares), compared to the net loss of $241,000 or $(0.05) per share (based on 4,436,819 shares), for the quarter ended September 30, 2005.

CHAMPION is a publicly owned company which trades on the TSX Venture Exchange (CHP) and U.S. Over the Counter Bulletin Board (CCMS.OB) and is a leader in wireless UHF trunked two-way communications.

As of November 1, 2006 there were 4,524,199 shares of the Company’s common stock, $0.01 par value outstanding.

For further information contact:

Mr. Albert F. Richmond, Chief Executive Officer

Telephone:	1-800-614-6500
Fax:	1-281-364-1603

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Please note that this press release contains forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Except for historical information, the matters discussed in this press release are subject to certain risks and uncertainties that could cause the actual results to differ materially from those projected. Factors that could cause actual results to differ materially include, but are not limited to, the following: the Federal Communications Commission granting the requested license transfers; fluctuations in the Company's tower rental expenses; inventory and loan balances; competition; acquisition and expansion risk; liquidity and capital requirements; government regulation; the Company's ability to acquire and sell spectrum; and other factors listed from time to time in the Company's SEC reports.